Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-03240 and Form S-8 No. 33-29491 both amended on March 11, 1998) pertaining to the Konover Property Trust, Inc. Amended and Restated 1993 Employee Stock Incentive Plan, the Konover Property Trust, Inc. 1995 Outside Directors' Stock Award Plan, the Konover Property Trust, Inc. 1996 Restricted Stock Plan and the Konover Property Trust, Inc. 1997 Qualified Employee Stock Purchase Plan of our report dated January 31, 1997, with respect to the consolidated statements of operations, cash flows, and changes in stockholders' equity of Konover Property Trust, Inc. for the year ended December 31, 1996, included in this Annual Report (Form 10-K) for the year ended December 31, 1998.



                                                 /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
March 25, 1999